Exhibit 15.11

SLR Consulting (Canada) Ltd
55 University Avenue, Suite 501,Toronto, ON M5J 2H7

CONSENT OF QUALIFIED PERSON

Re: Annual Report on Form 20-F of ArcelorMittal

SLR Consulting (Canada) Ltd. ("SLR"), in connection with ArcelorMittal's Annual Report on Form 20-F for the year ended December 31, 2021 (the "2021 20-F"):

(a) certifies that we have supervised and validated the preparation of the Mineral Resource and Mineral Reserve estimates for the Peña Colorada Mine;

(b) consents to the use of and references to our name, including our status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the 2021 20-F and the Mineral Resource and Mineral Reserve estimates for the Peña Colorada Mine; and

(c) consents to the incorporation by reference of the 2021 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-256031 on Form F-3 (and any amendments or supplements thereto).

SLR is responsible for authoring and this consent pertains to, the Mineral Resource and Mineral Reserve estimates for the Peña Colorada Mine. SLR certifies that it has read the 2021 20-F and that it fairly and accurately represents the Mineral Resource and Mineral Reserve estimates for the Peña Colorada Mine for which we are responsible.

Dated: March 2, 2022

SLR Consulting (Canada) Ltd.

Per:

/s/Jason J. Cox
Jason J. Cox, P.Eng.
Global Technical Director - Canada Mining Advisory

global **environmental** and **advisory** solutions

www.slrconsulting.com